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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                         ______________________________

                                  SCHEDULE 14A
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

          [X]  FILED BY REGISTRANT
          [ ]  FILED BY PARTY OTHER THAN THE REGISTRANT

(Check the appropriate box):

          [ ]  Preliminary Proxy Statement
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to
               Section 240.14a-11(c) or Section  240.14a-12
                        _________________________________

                               BIO-VASCULAR, INC.
             (Exact name of registrant as specified in its charter)

                        _________________________________

                                 M. Karen Gilles
                      Chief Financial Officer and Secretary
                               Bio-Vascular, Inc.
                             2575 University Avenue
                            St. Paul, MN  55114-1024
                   (Name of Person(s) Filing Proxy Statement)
                         ______________________________

Payment of Filing Fee (Check the appropriate box):

          [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
               6(i)(2).
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ] Fee computed on table below per Exchange Act Rules 14a6(i)(4) and 0-11.

               (1)  TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION
                    APPLIES:
               (2)  AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

               (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11:
               (4)  Proposed maximum aggregate value of transaction:


          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:

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



                              BIO-VASCULAR, INC.
                            2575 University Avenue
                      St. Paul, Minnesota  55114-1024 USA
                                    ________


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MARCH 14, 1996
                                    ________


      The Annual Meeting of Shareholders of Bio-Vascular, Inc. (the "Company") will be held at 3:45 p.m., local time, on Thursday, March 14, 1996, at the Minneapolis Marriott City Center Hotel, 30 South 7th Street, Minneapolis, Minnesota for the following purposes as described in more detail in the accompanying Proxy Statement:

1. To consider and act upon a proposal to set the number of members of the Board of Directors at five (5);

2. To elect five (5) directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

3. To consider and act upon a proposal to adopt the Company's 1995 Stock Incentive Plan;

4. To consider and act upon a proposal to adopt the Company's Employee Stock Purchase Plan; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      Only shareholders of record at the close of business on January 19, 1996, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

      All shareholders are invited to attend the Annual Meeting in person. If you are unable to do so, please be sure you are represented at the Annual Meeting by promptly completing and returning the accompanying proxy. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the Annual Meeting and giving written notice to the Secretary of the Company.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    M. Karen Gilles
                                    VICE PRESIDENT OF FINANCE, CHIEF FINANCIAL
                                    OFFICER AND CORPORATE SECRETARY

Dated:  February 12, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE PROXY FORM EXACTLY AS YOUR NAME(s) APPEARS ON IT AND RETURN IT IN THE ENCLOSED ENVELOPE.

                              BIO-VASCULAR, INC.
                            2575 University Avenue
                      St. Paul, Minnesota  55114-1024 USA


                           _________________________

                             PROXY STATEMENT FOR
                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                MARCH 14, 1996
                          _________________________


                                INTRODUCTION

      The Annual Meeting of Shareholders of Bio-Vascular, Inc. (the "Company") will be held at 3:45 p.m., local time, on Thursday, March 14, 1996, at the Minneapolis Marriott City Center Hotel, Minneapolis, Minnesota, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Meeting.

      A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock (the "Common Stock"), will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of Common Stock.

      Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by shareholders. Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election as directors of the nominees listed in this Proxy Statement.


      THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.


      The Company expects that this Proxy Statement, the Proxy and Notice of Meeting will first be mailed to shareholders on or about February 12, 1996.

                              VOTING OF SHARES

      Only holders of record of the Common Stock at the close of business on January 19, 1996 will be entitled to vote at the Annual Meeting. On January 19, 1996, the Company had 9,389,558 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. The holders of 33-1/3% of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of shares of Common Stock are not entitled to cumulate voting rights.

      The election of a nominee for director and the approval of each of the other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the Annual Meeting). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against the matter. Shares represented by a proxy card indicating any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

PRINCIPAL SHAREHOLDERS AND BENEFICIAL
OWNERSHIP OF MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of the Common Stock as of December 7, 1995 unless otherwise noted, (a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director, (c) by each executive officer named in the Summary Compensation Table below, and (d) by all executive officers and directors as a group. Unless otherwise noted, each of the shareholders listed in the table or included within a group listed in the table possesses sole voting and investment power with respect to the shares indicated.



                                          NUMBER OF SHARES         PERCENTAGE
  BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)     OWNERSHIP(1)
  ----------------                      ---------------------     ------------
Perkins Capital Management, Inc. (2)           730,700                7.8%
730 East Lake Street
Wayzata, MN  55391-1769

John T. Karcanes (3)                            62,500                *

Vincent Argiro, Ph.D. (4)                      509,789                5.4%
505 North 4th Street
Fairfield, IA  52556

James F. Lyons (5)                             202,250                2.1%

Richard W. Perkins (6)                         163,750                1.7%

Lawrence Perlman (7)                            30,000                *

Edward E. Strickland (8)                       188,000                2.0%

M. Karen Gilles (9)                             51,447                *

Kemal Schankereli (10)                          32,981                *

Frank H. Stephenson (11)                        15,125                *

All executive officers and directors
as a group (12 persons) (12)                 1,316,240                13.4%

___________________________________

      *Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Based upon a Schedule 13G filed as of December 15, 1995 with the Securities and Exchange Commission. Excludes shares beneficially owned by Richard W. Perkins, a director of the Company and the controlling shareholder of Perkins Capital Management, Inc., a registered investment advisor ("PCM"). Of the 730,700 shares held for the account of clients of PCM, for which beneficial ownership has been disclaimed by PCM (the "PCM Shares"), PCM has sole investment power with regard to all such shares and sole voting power over 4,000 of such shares.

(3) Includes 50,000 shares Mr. Karcanes has the right to acquire within 60 days upon the exercise of options.

(4) Includes 7,000 shares Dr. Argiro has the right to acquire within 60 days upon the exercise of options.

(5) Includes 133,000 shares Mr. Lyons has the right to acquire within 60 days upon the exercise of options.

(6) Includes 5,000 shares held by the Perkins Foundation, 79,500 shares held by various trusts of which Mr. Perkins is the sole trustee, and 56,250 shares held by Quest Venture Partners, of which Mr. Perkins is a 40% partner. Also includes 18,000 shares Mr. Perkins has the right to acquire within 60 days upon the exercise or options. Excludes the 730,700 PCM Shares. Mr. Perkins disclaims beneficial ownership of the PCM Shares.

(7) Includes 20,000 shares that Mr. Perlman has the right to acquire within 60 days upon the exercise of options.

(8) Includes 58,000 shares Mr. Strickland has the right to acquire within 60 days upon the exercise of options.

(9) Includes 36,887 shares Ms. Gilles has the right to acquire within 60 days upon the exercise of options.

(10) Includes 24,789 shares Mr. Schankereli has the right to acquire within 60 days upon the exercise of options.

(11) Includes 12,211 shares Mr. Stephenson has the right to acquire within 60 days upon the exercise of options.

(12) Includes 402,166 shares which may be acquired within 60 days upon the exercise of options.

               PROPOSAL TO SET THE NUMBER OF DIRECTORS AT FIVE

      The Bylaws of the Company provide that the Board of Directors (the "Board") shall consist of one or more members, with the number of directors designated by the shareholders at each regular meeting of the shareholders, subject to the authority of the shareholders to increase or decrease the number of directors and the authority of the Board to increase the number of directors between regular meetings of the shareholders.

      The number of directors is currently set at six (6). Dr. Vincent Argiro, a current director of the Company, has chosen not to stand for re-election at the Annual Meeting. Based on Dr. Argiro's decision not to stand for re-election, the Board recommends that the number of directors be set at five
(5).

      The Board recommends that the shareholders vote FOR the proposal to set the number of directors at five. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum, is necessary for approval. Unless otherwise specified, the proxies will be voted to set the number of directors at five.

      The Board has nominated five individuals for election to the Board at the Annual Meeting. See "Election of Directors" below. If the proposal to set the number of directors at five is not approved at the Annual Meeting, the number of directors will remain at six, and the Board in its discretion will have the authority to select an additional nominee to be elected at the Annual Meeting or to fill this vacancy following the Annual Meeting by appointing a director to serve until his or her successor is elected by the shareholders at the next annual or special meeting of the shareholders.

                            ELECTION OF DIRECTORS

NOMINATION

      The Board has nominated the five individuals named below to serve as directors of the Company until the next annual meeting of shareholders or until their respective successors have been elected and qualified. All of the nominees are members of the current Board.

      The election of each nominee requires the affirmative vote of a majority of the shares of the Common Stock present and entitled to vote in person or by proxy for the election of directors at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum to transact business. The Board recommends a vote FOR the election of each of the nominees listed below. In the absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

      The following information has been furnished to the Company, as of December 7, 1995, by the persons who have been nominated by the Board to serve as directors for the ensuing year.

                                                                                      Director
    Name                    Age                 Title                                   Since
    ----                    ---                 -----                                 ________
John T. Karcanes             49     President, Chief Executive Officer and Director     1994

James F. Lyons               65     Chairman of the Board and Director                  1990

Richard W. Perkins           64     Director                                            1987

Edward E. Strickland         68     Director                                            1988

Lawrence Perlman             57     Director                                            1994

OTHER INFORMATION ABOUT NOMINEES

      JOHN T. KARCANES. Mr. Karcanes has served as President and a director of the Company since April 1994 and as Chief Executive Officer since November 1994. From April 1994 to November 1994, Mr. Karcanes served as Chief Operating Officer of the Company. From June 1992 to April 1994, Mr. Karcanes acted as an independent consultant and an interim executive officer, working primarily with early-stage technology companies. From 1987 to June 1992, Mr. Karcanes served as President and Chief Executive Officer of Crossfield Lightspeed, Inc., a technology company serving the publishing industry. Mr. Karcanes served as President of Palladian Software, Inc., a software development company, from 1984 to 1986, and from 1981 to 1984, he served in a number of executive positions in international operations and sales and marketing with Cullinet

Software, Inc., a database and application software company, and Computer Pictures Corporation, a software company specializing in executive information systems.

      JAMES F. LYONS. Mr. Lyons has served on the Board of the Company since 1990 and has been Chairman since November 1991. Mr. Lyons served as the Company's Chief Executive Officer from September 1993 through October 1994.
From 1977 through 1990, Mr. Lyons served as President and Chief Executive Officer of Bio-Medicus, Inc., a manufacturer of bio-medical products. Mr. Lyons has been employed in the health care industry for more than 30 years. Mr. Lyons also serves on he Board of Directors of AVECOR Cardiovascular Inc., ATS Medical, Inc., Spine-Tech, Inc. and Quantech Ltd.

      RICHARD W. PERKINS. Mr. Perkins has served on the Board of the Company since 1987. He has served as President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment management firm, since 1984. Mr. Perkins also serves on the Board of Directors of LifeCore Biomedical, Inc., Children's Broadcasting Corporation, CNS, Inc., Nortech Systems, Inc., Garment Graphics, Inc., Discus Acquisition Corporation, Eagle Pacific Industries, Inc. and Quantech Ltd.

      EDWARD E. STRICKLAND. Mr. Strickland has served on the Board of the Company since 1988. Mr. Strickland has been an independent financial consultant since 1986. Mr. Strickland serves on the Board of Directors of Communications Systems, Inc., Hector Communications, Inc., AVECOR Cardiovascular Inc., Quantech Ltd. and as Chairman of the Board of Reuter Manufacturing, Inc., formerly Green Isle Environmental Services, Inc.

      LAWRENCE PERLMAN. Mr. Perlman has served on the Board of the Company since December 1994. He currently serves as Chairman of the Board, President and Chief Executive Officer of Ceridian Corporation, an information services and defense electronics company ("Ceridian"). He was named Chairman of the Board of Ceridian in November 1992, and has been President and Chief Executive Officer of Ceridian since 1990. He also serves on the Board of Directors of Inter-Regional Financial Group, Inc., Kmart Corporation, Seagate Technology, Inc., The Valspar Corporation and Computer Network Technology Corporation. Mr. Perlman is also a member of the National Advisory Board of the Chemical Banking Corporation.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

      The Board met five times during the fiscal year ended October 31, 1995. Each of the directors attended at least 75% of the meetings of the Board and all such committees on which such director served during the 1995 fiscal year. The committees of the Board and their chairmen, during the 1995 fiscal year (unless otherwise noted), are listed below:



             Audit                 Compensation                     Nominating
             -----                 ------------                     ----------
Lawrence Perlman (Chairman)     Richard W. Perkins (Chairman)   James F. Lyons (Chairman)
James F. Lyons                  Edward E. Strickland            Richard W. Perkins
                                                                Edward E. Strickland
                                                                Lawrence Perlman

      In May 1991, the Board established an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee is responsible for the selection of the auditors and the review of the auditor's engagement letter. The Audit Committee receives the auditor's report and may recommend changes in the accounting systems of the Company, if so warranted.

      The Compensation Committee's function is to determine compensation for the officers of the Company, to provide for management continuity and to administer the Company's stock-based compensation plans. See "Compensation Committee Report on Executive Compensation" below for a more detailed discussion of the function of the Compensation Committee.

      The Nominating Committee is responsible for the selection and nomination of qualified candidates to serve on the Board. While the Nominating Committee will consider nominees recommended by the Company's shareholders, it has neither actively solicited nominations nor established any procedures for this purpose.

      During the 1995 fiscal year, the Audit Committee and the Compensation Committee each met three times, and the Nominating Committee met one time.

DIRECTORS' COMPENSATION.

      Upon election to the Board and as compensation for their services as directors, each non-employee director receives options under the Bio-Vascular, Inc. 1992 Directors' Stock Option Plan (the "Director Plan") to purchase 18,000 shares of Common Stock. These options vest in equal one-third increments on each successive October 31 beginning one year after the date of grant and are exercisable at a price equal to the fair market value of one share of Common Stock on the date of grant. On the third and sixth anniversaries of each non-employee director's election to the Board, such non-employee director will receive options under the Director Plan to purchase 21,000 and 24,000 shares of Common Stock, respectively, vesting in one-third increments on each successive October 31 following the date of grant at an exercise price equal to the fair market value on the date of grant. Options granted under the Director Plan have a term of eight years and are exercisable for a period of five years after vesting, but only while the recipient remains a director of the Company.

      Mr. Perlman did not receive an automatic grant of options under the Director Plan upon his election to the Board. Upon his election to the Board on December 1, 1994, Mr. Perlman received a non-plan option to purchase 60,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The options granted to Mr. Perlman become exercisable in one third increments on each of the first three anniversaries of the date of grant, with each such increment expiring three years from the date such options became exercisable.

      The Board currently meets periodically throughout the year and at the annual meeting of the Company's shareholders. Directors receive compensation of $500 per month for being a member of the Board and $500 for each Board meeting attended. In addition, all members of the Board are reimbursed for out of pocket expenses in connection with attending a Board meeting. Committee members do not receive any additional compensation by reason of their service on such committee(s).

                           EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION.

      The following table sets forth the cash and non-cash compensation paid or earned during the fiscal years ending October 31, 1995, 1994 and 1993 by the Chief Executive Officer of the

Company and the three other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended October 31, 1995.

                                                     SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                         ------------------------
                                                   ANNUAL                VALUE OF       SECURITIES
         NAME AND                               COMPENSATION         RESTRICTED STOCK   UNDERLYING        ALL OTHER
                                          ------------------------
    PRINCIPAL POSITION             YEAR   SALARY($)       BONUS($)      AWARD($)(1)     OPTIONS(#)     COMPENSATION(2)
    ------------------             ----   ---------       --------      -----------     ----------     ---------------
John T. Karcanes (3)               1995   $187,000        $98,000          - 0 -          - 0 -                ---
     PRESIDENT AND                 1994     95,641         43,750 (4)      - 0 -        200,000            $39,221
     CHIEF EXECUTIVE OFFICER       1993       ---            ---            ---            ---                 ---

M. Karen Gilles                    1995    $84,000        $20,000        $33,602 (5)     14,148                ---
     VICE PRESIDENT OF FINANCE,    1994     61,468         13,800         36,578          - 0 -              5,500
      CHIEF FINANCIAL OFFICER      1993     55,968          8,397          - 0 -          - 0 -              6,000
      AND CORPORATE SECRETARY

Kemal Schankereli                  1995    $90,000        $20,000        $36,000 (6)     15,156                ---
     VICE PRESIDENT OF             1994     75,000         10,500         42,116         14,000              4,400
      RESEARCH AND DEVELOPMENT     1993     50,000          9,000          - 0 -          7,000                400

Frank H. Stephenson (7)            1995    $90,210        $30,000        $49,999 (8)     48,842            $10,462
     VICE PRESIDENT OF             1994        ---            ---            ---            ---                ---
      MARKETING AND SALES          1993        ---            ---            ---            ---                ---


(1) Restricted stock grants are valued at the market price on the day of grant regardless of whether such shares have vested. To date, the Company has not paid dividends on its Common Stock, including shares of Common Stock subject to restricted stock grants.

(2) "All Other Compensation" paid to Mr. Karcanes includes automobile and relocation expense reimbursement. "All Other Compensation" paid to Mr. Stephenson is comprised entirely of relocation expense reimbursement. "All Other Compensation" paid to Ms. Gilles and Mr. Schankereli is comprised entirely of automobile expense reimbursement.

(3) Mr. Karcanes was named as President and Chief Operating Officer of the Company in April 1994. On November 1, 1994, Mr. Karcanes was named Chief Executive Officer of the Company, relinquishing the title of Chief Operating Officer.

(4) Mr. Karcanes was awarded 12,500 shares of unregistered stock in April 1994, which shares were fully vested on the date of grant. Upon the date of grant, the market value of the shares was $43,750.

(5) As of October 31, 1995, Ms. Gilles had aggregate restricted stock holdings (rights to restricted shares not yet vested) of 8,852 shares, valued at $126,141 as of such date. Effective November 1, 1993, Ms. Gilles was granted a restricted stock award in the amount of 10,641 shares, vesting in three equal installments of 3,547 shares on each successive October 31
      following the date of grant.   Effective January 3, 1995, Ms. Gilles was
      granted a restricted stock award in the amount of 7,074 shares, vesting in two installments of 1,769 shares on October 31, 1995 and 1996 and two installments of 1,768 shares on October 31, 1997 and 1998.

(6) As of October 31, 1995, Mr. Schankereli had aggregate restricted stock holdings of 9,768 shares, valued at $139,194 as of such date. Effective November 1, 1993, Mr. Schankereli was granted a restricted stock award in the amount of 12,252 shares, vesting in three equal installments of 4,084 shares on each successive October 31 following the date of grant. Effective January 3, 1995, Mr. Schankereli was granted a restricted stock award in the amount of 7,579 shares, vesting in three installments of 1,895 shares on each successive October 31 following the date of grant, with a final installment of 1,894 shares vesting on October 31, 1998.

(7) Mr. Stephenson was named as Vice President of Sales and Marketing of the Company in December 1994.

(8) As of October 31, 1995, Mr. Stephenson had aggregate restricted stock holdings of 6,316 shares, valued at $90,003 as of such date. Effective January 3, 1995, Mr. Stephenson was granted a restricted stock award in the amount of 2,105 shares, which shares were fully vested on the date of grant. Effective January 3, 1995, Mr. Stephenson was granted a restricted stock award in the amount of 8,421 shares, vesting in three installments of 2,105 shares on each successive October 31 following the date of grant, with a final installment of 2,106 shares vesting on October 31, 1998.

OPTION GRANTS AND EXERCISES.

      The following tables provide information for the year ended October 31, 1995 as to individual grants and aggregate exercises of options to purchase shares of the Common Stock by each of the executive officers named in the Summary Compensation Table and the potential realizable value of the options held by such persons at October 31, 1995.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                             Individual Grants
                                     ---------------------------------           Potential Realization
                            Number of     % of Total                            Value at Assumed Annual
                           Securities       Options                              Rates of Stock Price
                           Underlying     Granted to    Exercise                     Appreciation
                             Options       Employees     or Base     Expira-      for Option Term(1)
                           Granted (2)     in Fiscal      Price       tion      -----------------------
     Name                      (#)           Year        ($/Sh)       Date          5%          10%
     ----                    ------          ----        ------       ----       --------     --------
John T. Karcanes              - 0 -            ---         ---         ---            ---          ---

M. Karen Gilles              14,148           4.4%       $4.75      10/31/03     $ 36,163     $ 88,632

Kemal Schankereli            15,156           4.7%        4.75      10/31/03       38,739       94,947

Frank H. Stephenson          32,000           9.8%        4.75      10/31/05      105,757      274,486
                             16,842           5.2%        4.75      10/31/03       43,049      105,509

____________________

(1) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock will appreciate at the assumed annual rates shown (5% and 10%), compounded annually from the date of grant of the option until the end of the option term. These assumed annual rates are set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the continued employment of the named executive by the Company. There can be no assurance that the amounts reflected in this table will be realized.

(2) All of the items reported in the above table reflect the grant of options under the Company's 1988 Stock Option Plan (the "1988 Plan") in January 1995. To the extent not already exercisable, options under the 1988 Plan become immediately exercisable in full upon any change in control of the Company. Under the 1988 Plan, a "change in control" occurs when (i) any person is or becomes the beneficial owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation. Generally, upon termination of employment of an optionee under the 1988 Plan, options under the 1988 Plan which are exercisable upon the date of termination will remain exercisable for a period of time set forth in the 1988 Plan or the expiration of the term of the options, whichever is earlier; provided, however, that if the termination is for cause, options granted under the 1988 Plan may be cancelled.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES


                                                                            Number of Securities
                                                                           Underlying Unexercised
                                                                                 Options at
                                                                              October 31, 1994
                                                                      --------------------------------
                            Shares Acquired          Value
      Name                   on Exercise(#)     (2)Realized($)        Exercisable        Unexercisable
      ----                  ---------------     ---------------       -----------        -------------

John T. Karcanes                  - 0 -                 ---              50,000             150,000

M. Karen Gilles                   5,000             $16,875  (3)         36,887              10,611

Kemal Schankereli                 - 0 -                 ---              24,789              11,367

Frank H. Stephenson               - 0 -                 ---              12,211              36,631
                                                                    Value of
                                                                   Unexercised
                                                             In-the-Money Options at
                                                              October 31, 1995 (1)
                                                   ------------------------------------------
     Name                                          Exercisable                  Unexercisable
     ----                                          -----------                  -------------
John T. Karcanes                                    $537,500                    $1,612,500

M. Karen Gilles                                      361,989                       100,805

Kemal Schankereli                                    266,121                       107,987

Frank H. Stephenson                                  116,005                       347,995




____________________

(1) Based upon the market value of the underlying Common Stock at fiscal year end, less the exercise price.

(2) The 1988 Plan provides that the exercise price of options must be paid in cash, except that the Compensation Committee, in its sole discretion, may allow payment by delivery of shares of Common Stock having an aggregate fair market value equal to the exercise price or may allow the exercise price to be financed by the Company upon such terms and conditions as the Compensation Committee may determine.

(3) Reflects the value realized by Ms. Gilles upon the exercise of options to purchase 5,000 shares of Common Stock at an exercise price of $2.375 per share on November 11, 1994, based upon a closing bid price of $5.75 per share of Common Stock on that date, as reported by Nasdaq.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

      OVERVIEW AND PHILOSOPHY. The Compensation Committee is currently composed of two of the Company's outside directors. The Compensation Committee's responsibilities are to:

      * Review and recommend compensation policies and compensation levels for the Company's executive officers to the Board;

      * Review and recommend plans to provide management continuity to the Board; and

      * Administer the Company's 1988 Plan, 1990 Plan and 1992 Plan. The Compensation Committee determines who will participate in such plans and the extent and terms of such participation. The Compensation Committee has determined not to issue any more awards under the 1990 Plan or the 1992 Plan.

      In addition to the responsibilities listed above, it is intended that the Compensation Committee will administer the Company's 1995 Stock Incentive Plan and Employee Stock Purchase Plan, subject to shareholder approval of those plans at the Annual Meeting. The 1995 Stock Incentive Plan is intended to replace the 1988 Plan, the 1990 Plan and the 1992 Plan. See "Proposal to Adopt the 1995 Stock Incentive Plan" and "Proposal to Adopt the Employee Stock Purchase Plan" below.

      The Compensation Committee's objectives in recommending executive compensation policies and compensation levels for the Company's executive officers are: (i) to attract and retain qualified executive officers; (ii) to align the interests of those executive officers with those of the Company's shareholders; and (iii) to encourage the development of a cohesive management team. The Compensation Committee believes that base salaries need to be moderately to aggressively competitive to attract and retain qualified executive officers, that the executive officers need to be provided with stock ownership opportunities to align their interests with those of the Company's shareholders and that incentive compensation should be based primarily on the accomplishment of Company performance in the interest of building a cohesive management team.

      EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program focuses on Company and individual performance as measured against goals confirmed by the Compensation Committee. The Compensation Committee places primary emphasis on Company performance rather than individual performance in order to inspire the Company's executives to work as a team to accomplish Company objectives. Components of the Company's executive officer compensation program include base salary, annual cash incentive compensation, stock option grants and restricted stock awards, as well as various benefits which are presently available to all employees of the Company. Each component of the executive officer compensation program is discussed in greater detail below.

      BASE SALARY. The Compensation Committee's recommendations regarding the base salary of each of the Company's executive officers are based on a number of factors, including the executive officer's experience and past performance, the level of skill and responsibility required by the executive's position and his or her qualifications for the position. The Compensation Committee also considers competitive salary information gathered by outside consultants and through comparative surveys pertaining specifically to the medical device industry as well to companies of similar size in other industries, and, therefore, the population of Companies for which competitive salary data is obtained is broader than the industry peer group established to compare shareholder returns in the Performance Graph set forth below. In general, the Compensation Committee seeks to set executive officer base salary at moderately to aggressively competitive levels in relation to the companies with which the Company competes for executives. Base salaries are determined prior to the beginning of each fiscal year following a review of the above factors by the Compensation Committee and may also be adjusted based on Company performance and the executive officer's impact thereon, cost of living, promotion or merit factors.

      In fiscal 1995, each of the Company's executive officers other than Mr. Stephenson received an increase in the base salary component of their compensation following a review of the above factors. Mr. Stephenson was first employed by the Company in fiscal 1995, and his base salary under his employment agreement with the Company was determined upon a review of the above factors as well as a determination as to the level of compensation believed to be necessary to induce him to join the Company. See "Management Agreements -- Stephenson Employment Agreement" below.

      Mr. Karcanes base salary as the Company's Chief Executive Officer is set pursuant to the terms of a letter agreement between Mr. Karcanes and the Company. This agreement was initially entered into in April 1994, and provided for an annual base salary of $175,000, plus automobile expense reimbursement of $1,000 per month. This base salary amount was determined based on a review of the above factors, and, in particular, Mr. Karcanes extensive experience as a chief executive officer in the computer software industry and the Compensation Committee's determination as to the amount and type of compensation necessary to attract and retain a highly qualified chief executive officer such as Mr. Karcanes in light of the intense competition for such persons among similar companies. Because of the significant competition for such qualified executives, the Compensation Committee seeks to set Mr. Karcanes' compensation at a level which the Compensation Committee believes to be aggressively competitive when compared with the comparative compensation data gathered by the Compensation Committee. During fiscal 1994, Mr. Karcanes was paid an amount equal to the annual salary specified in the agreement, prorated to the length of his service during that period. In fiscal 1995, the terms of Mr. Karcanes letter agreement with the Company were modified to eliminate the monthly automobile expense reimbursement as a separate item of compensation and to include the amount of the reimbursement in Mr. Karcanes' base salary. The increase in Mr. Karcanes' base salary to $187,000 for fiscal 1995 is solely attributable to the elimination of the automobile expense reimbursement as a separate component of Mr. Karcanes' compensation. See "Management Agreements -- Karcanes Employment Agreement" below.

      ANNUAL CASH INCENTIVE COMPENSATION. The Company's annual cash incentive compensation program is designed to provide a direct financial incentive to the Company's executive officers for the achievement of specific Company and individual performance goals.

      Under general guidelines established by the Compensation Committee, each of the Company's executive officers are eligible to receive up to 20% of their base salary in annual cash incentive compensation based on certain criteria established by the Compensation Committee, with the exception of Mr. Karcanes and Mr. Stephenson, whose annual cash incentive compensation is determined according to the terms of these agreements with the Company. Under the terms of his employment agreement with the Company, Mr. Stephenson is eligible to receive up to 20% of his base salary in annual cash incentive compensation in the event that certain criteria established by Mr. Karcanes and Mr. Stephenson are fulfilled, which criteria are negotiated by Mr. Karcanes under the direction of the Compensation Committee and according to its general guidelines for annual cash incentive compensation. See "Management Agreements - Stephenson Employment Agreement" below. Of these 20% amounts, the Compensation Committee's guidelines provide that 40% is based on achievement of internal segment net revenue goals, 40% on the achievement of internal segment operating income goals and the remaining 20% on a subjective evaluation by the Compensation Committee of the individual executive officer's performance during the period. At the Compensation Committee's discretion, the amount of annual cash incentive compensation may be increased to more than 20% of an executive officer's base salary in the event of performance by that executive above and beyond what is normally called for by the executive's position. The Compensation Committee may also pay a cash hiring bonus at the time an executive officer joins the Company.

      Each of the Company's executive officers received annual cash incentive compensation is fiscal 1995 based on these factors. In addition, Ms. Gilles, Mr. Nelson, Mr. Schankereli and Mr. Argiro received incentive compensation in excess of 20% of their respective annual base salaries, to recognize what the Compensation Committee believes to have been outstanding accomplishments during fiscal 1995; Ms. Gilles for her efforts in connection with the successful completion of a public offering of Common Stock, Mr. Nelson for his management and oversight of the construction of and move to the Company's new facility, Mr. Schankereli for significant accomplishments in research and development; and Dr. Argiro for his management of the VoxelGeo project and the negotiation of the Source Code License Agreement with CogniSeis Development, Inc.

      Pursuant to the terms of his agreement with the Company, Mr. Karcanes is eligible to receive up to 50% of his annual base salary in annual cash incentive compensation, based upon the achievement of certain criteria mutually established by the Board and Mr. Karcanes, which criteria are negotiated by the Board through the Compensation Committee. See "Management Agreements -- Karcanes Employment Agreement" below. In fiscal 1994, Mr. Karcanes received incentive compensation of $43,750 in the form of unregistered, immediately vested shares of Common Stock, pursuant to the terms of his agreement with the Company. In fiscal 1995, Mr. Karcanes was paid annual cash incentive compensation of $98,000, based on the Compensation Committee's general guidelines for annual cash incentive compensation, as described above. As in the case of all of the Company's other officers, Mr. Karcanes is eligible to receive annual cash incentive compensation in excess of his stated percentage in the event of exceptional performance above and beyond what is required by virtue of his position. In 1995, Mr. Karcanes was granted annual cash incentive compensation in excess of 50% of his base salary in recognition of his exceptional management of the Company during a period of explosive growth.

      STOCK OPTION PROGRAM. By granting options to purchase Common Stock to the executive officers of the Company, the Compensation Committee seeks to align the long-term interests of the Company's executive officers with those of its shareholders by creating a strong and direct nexus between executive compensation and shareholder return and to enable executives to develop and maintain a significant ownership position in the Company.

      The 1988 Plan and the 1995 Plan authorize the Compensation Committee to issue executive officers incentive stock options having an exercise price not less than the fair market value of the Common Stock on the date of grant (or, for an incentive option granted to a person holding more than 10% of the Company's voting stock, at not less than 110% of fair market value), and non-statutory options having an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the 1988 Plan and the 1995 Plan have a term fixed by the Compensation Committee at the time of grant, which term may not exceed 10 years. All other terms of options granted under the 1988 Plan and the 1995 Plan may be determined by the Compensation Committee and different restrictions may be established with respect to different recipients of stock options.

      General guidelines established by the Compensation Committee provide for the grant of up to a number of options to each executive officer having a value equal to 20% of such executive officer's base salary on the date of grant, calculated on the basis of the fair market value of the Common Stock underlying the options on the date of grant. The Compensation Committee determines the number of options and the terms and conditions of such options based on certain factors, including the past performance of the executive officer, the executive officer's potential impact on the achievement of the Company's objectives, past grants or awards of stock-based compensation and on comparative compensation data regarding option grants by companies within the medical device industry as well as within a broader group of companies of comparable size and complexity. Additionally, options may be granted to an executive officer as an incentive at the time the executive officer joins the Company.

      Each of the Company's executive officers other than Mr. Karcanes received awards of stock options under the 1988 Plan during fiscal 1995 based on the above factors. Mr. Stephenson received options under the 1988 Plan pursuant to the terms of his employment agreement with the Company. See "Management Agreements -- Stephenson Employment Agreement" below. The number of options received by Mr. Stephenson were determined on the basis of the above factors as well as a determination as to the nature and amount of total compensation necessary to induce him to join the Company.

      Upon the commencement of Mr. Karcanes' employment by the Company in April of 1994 he was granted options to purchase 200,000 shares of the Company's Common Stock. See "Management Agreements -- Karcanes Employment Agreement" below. These options were granted on the basis of Mr. Karcanes extensive experience and qualifications, the Compensation Committee's desire to induce Mr. Karcanes to join the Company and its objectives of providing Mr. Karcanes with an incentive to achieve stock performance and aligning his interests with those of the Company's shareholders. No additional options were granted to Mr. Karcanes in fiscal 1995 based on the Compensation Committee's belief that the options granted to Mr. Karcanes in fiscal 1994 are currently adequate to achieve each of these objectives, although the Compensation Committee may determine to grant Mr. Karcanes additional stock-based compensation in the future.

      RESTRICTED STOCK AWARDS. The Compensation Committee may also grant stock-based compensation to the Company's executive officers in the form of restricted stock awards. Under general guidelines established by the Compensation Committee, executive officers of the Company are eligible to receive awards of restricted stock having a value equal to up to 10% of their base salary in a given year, divided by the market price of the Common Stock on
the date of grant.   Although each award of restricted stock is subject to terms and conditions established by the Compensation Committee, such awards generally consist of four-year grants of the number of shares determined as provided above, which vest in equal installments over the four year period conditioned on the executive's continued employment by the Company. In determining whether to grant shares of restricted stock to an executive officer of the Company, the Compensation Committee evaluates the past performance of the executive officer, the executive officer's potential impact on the achievement of the Company's objectives and past grants or awards of stock-based compensation to the executive officer. Restricted stock may also be awarded by the Compensation Committee upon the hiring of executive officers as an incentive to join the Company.

      During fiscal 1995, each of the Company's executive officers other than Mr. Karcanes received grants of restricted stock based on these factors. Mr. Stephenson received an award of restricted stock as a signing bonus pursuant to the terms of his employment agreement with the Company. See "Management Agreements -- Stephenson Employment Agreement" below. This award was based on a review of the above factors and was also granted as an inducement for Mr. Stephenson's decision to join the Company.

      Mr. Karcanes did not receive an award of restricted stock in fiscal 1995 based on the Compensation Committee's belief that the stock options granted to Mr. Karcanes upon his employment by the Company are currently sufficient to provide him with a competitive compensation package and to align his interests with those of the Company's shareholders, although the Compensation Committee may determine to award restricted stock to Mr. Karcanes in the future.

      BENEFITS. The Company provides medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan to the executive officers. The same benefits are available to all Company employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of each executive officer's annual salary for fiscal 1995.

      SECTION 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of certain compensation paid to each of the chief executive officer and the four other most highly compensated executives of a publicly held corporation to $1,000,000. In fiscal 1995, the Company did not pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 and does not believe it will do so in the near future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1 million.

                              Richard W. Perkins (Chairman)
                              Edward E. Strickland
                              Members of the Compensation Committee

MANAGEMENT AGREEMENTS.

      The Company has entered into employment agreements with the following executive officers named in the Summary Compensation Table.

      KARCANES EMPLOYMENT AGREEMENT.  Pursuant to a letter agreement dated
April 7, 1994, which became effective as of April 27, 1994, Mr. Karcanes and the Company agreed to the terms of Mr. Karcanes' employment with the Company. The agreement established a base salary for Mr. Karcanes of $175,000 per year. Pursuant to the terms of the agreement, Mr. Karcanes also received a grant of options to purchase 200,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant (which was $3.50 per share). The options have a term of seven years with 25% vesting on each of the first four anniversaries of the date of grant. The agreement also provided Mr. Karcanes with the right to receive an annual cash bonus equal to up to 50% of his base salary in the event certain performance criteria mutually established by the Board and Mr. Karcanes are fulfilled, a guaranteed bonus for 1994 of $43,750 payable in the form of immediately vested shares of Common Stock, a car allowance of $1,000 per month and reimbursement of certain relocation and moving expenses.

      The terms of Mr. Karcanes employment by the Company have subsequently been modified by oral agreement between Mr. Karcanes and the Company to combine the base annual salary of $175,000 and the annual automobile expense reimbursement of $12,000 into an annual base salary of $187,000.

      STEPHENSON EMPLOYMENT AGREEMENT. Pursuant to a letter agreement dated November 28, 1994, which became effective as of December 13, 1994, Mr. Stephenson and the Company agreed to the terms of Mr. Stephenson's employment with the Company. The agreement established a base salary for Mr. Stephenson of $100,000 per year. Pursuant to the terms of the agreement, Mr. Stephenson also received restricted stock having a value of $10,000, vesting in four equal installments on each anniversary of the date of grant and conditioned on Mr. Stephenson's continued employment by the Company, and a grant of options to purchase 32,000 shares of Common Stock at an exercise price equal to the reported low bid price on the date of grant (which was $4.75 per share). The options have a term of seven years with 25% vesting on each of the first four anniversaries of the date of grant. The agreement also provides Mr. Stephenson with the right to receive an annual cash bonus equal to up to 20% of his base salary, up to 20% of his base salary in stock options, and up to 10% of his base salary in restricted stock in the event certain performance criteria established by Mr. Karcanes and Mr. Stephenson are fulfilled, as well as reimbursement of certain moving, travel and living expenses related to Mr. Stephenson's relocation, which have been paid by the Company.

      The terms of the letter agreement between the Company and Mr. Stephenson were amended in January 1995 to provide for payment of a lump sum cash bonus of $10,000 to Mr. Stephenson in January 1995, and to reflect that the options to purchase 32,000 shares of Common Stock provided for in the initial agreement were granted on January 2, 1995 and will vest in increments of 25% per year, beginning on October 31, 1995.

      CHANGE IN CONTROL AGREEMENTS. Each of the executive officers of the Company named in the Summary Compensation Table has entered into a severance agreement with the Company. These severance agreements provide for certain payments in the event that within twelve months subsequent to a change in control of the Company or, in certain circumstances, immediately prior to a change in control of the Company, the officer's employment is terminated involuntarily by the Company or by the executive officer due to a material change of position or benefits of the executive officer (a "Qualifying Termination"). As defined in these agreements, a "change in control" means:
(i) the sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any third party; (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (iii) a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to
Item 1(a) of a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control will be deemed to have occurred at such time as: (a) any third party is or becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, or (b) individuals who constitute the Board on the date of the agreement (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election, by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director without objection to such nomination) will, for purposes of this clause (b), be deemed to be a member of the Incumbent Board.

      Upon a Qualifying Termination, in addition to salary and benefits then due and in addition to any other benefits due under the Company's compensation plans, the terminated executive officer is entitled to: (a) a lump sum payment equal to the product of the executive officer's highest monthly compensation for the previous twelve month period multiplied by thirty-six (36); (b) reimbursement for all legal fees and expenses incurred by the executive officer as a result of such termination; and (c) for a thirty-six (36) month period following such termination, life and health insurance benefits substantially similar to those the executive officer was receiving at the time of termination.

      The severance agreements for the named executive officers provide that in the event that any payment or benefit received by the executive officer pursuant to the severance agreement or any other payments the officer has the right to receive from the Company in connection with a change in control of the Company would not be deductible by the Company under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such severance payments will be reduced so that no portion of such payments is not deductible by reason of
Section 280G of the Code.

PERFORMANCE GRAPH.

      In accordance with the rules of the Securities and Exchange Commission, the following performance graph compares performance of the Company's Common Stock on the Nasdaq SmallCap Market prior to September 21, 1995, and on the Nasdaq National Market thereafter, to an index for the Nasdaq Stock Market (U.S. Companies) prepared by the Center for Research in Securities Prices and to a self-determined peer group of eight companies identified at the bottom of the graph. The graph compares the cumulative total stockholder return as of the end of each of the Company's last five fiscal years on $100 invested at the beginning of the period and assumes reinvestment of all dividends.


         EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  Date        Company Index     Market Index      Peer Index
               10/31/90         100.000           100.000          100.000
               11/30/90         117.291           109.542          100.301
               12/31/90         120.763           114.287           96.923
               01/31/91         149.422           126.956          101.073
               02/28/91         172.023           139.167          127.554
               03/28/91         211.165           148.480          129.555
               04/30/91         203.404           149.420          130.830
               05/31/91         292.985           156.279          130.993
               06/28/91         308.578           146.760          105.268
               07/31/91         347.023           155.448          112.998
               08/30/91         327.165           163.174          129.932
               09/30/91         362.641           163.771          135.648
               10/31/91         335.049           169.202          129.671
               11/29/91         264.097           163.528          131.866
               12/31/91         358.699           183.494          132.943
               01/31/92         421.767           194.224          149.418
               02/28/92         413.884           198.625          144.161
               03/31/92         362.641           189.251          134.919
               04/30/92         307.456           181.135          120.453
               05/29/92         295.631           183.489          116.656
               06/30/92         331.107           176.315          102.240
               07/31/92         323.223           182.560          105.388
               08/31/92         291.690           176.981          101.981
               09/30/92         268.039           183.559          111.572
               10/30/92         299.573           190.790          103.085
               11/30/92         331.107           205.968          122.433
               12/31/92         236.505           213.552          125.442
               01/29/93         228.621           219.631          126.435
               02/26/93         197.087           211.439          117.035
               03/31/93         212.854           217.558          125.323
               04/30/93         197.087           208.274          106.017
               05/28/93         157.670           220.716          113.282
               06/30/93         137.961           221.735          106.987
               07/30/93         130.078           222.001          106.923


                                        18

               08/31/93         137.961           233.473          108.316
               09/30/93         189.204           240.426          101.193
               10/29/93         228.621           245.837           96.865
               11/30/93         220.738           238.518           99.065
               12/31/93         197.087           245.165           90.354
               01/31/94         224.680           252.596           97.666
               02/28/94         197.087           250.295           96.668
               03/31/94         224.680           234.882           87.957
               04/29/94         228.621           231.835           80.143
               05/31/94         220.738           232.415           74.590
               06/30/94         181.320           223.942           76.383
               07/29/94         204.971           228.533           82.856
               08/31/94         264.097           243.095           88.731
               09/30/94         300.558           242.476           93.170
               10/31/94         346.874           247.201           91.439
               11/30/94         346.874           238.977           87.585
               12/30/94         315.340           239.709          103.977
               01/31/95         338.990           241.041          106.822
               02/28/95         378.408           253.734          101.504
               03/31/95         374.466           261.128          114.169
               04/28/95         441.476           269.506          127.168
               05/31/95         512.427           276.560          129.356
               06/30/95         867.185           298.520          143.681
               07/31/95         819.884           320.043          154.378
               08/31/95         898.719           326.634          168.324
               09/29/95        1135.224           333.823          165.943
               10/31/95         898.719           332.066          166.569

      Companies in Self-Determined Peer Group:

            ATS Medical Inc.              Minntech Corp.
            Angeion Corporation           Possis Medical, Inc.
            Everest Medical Corp.         Rehabilicare Inc.
            Medivators Inc.               Rochester Medical Corporation

               PROPOSAL TO ADOPT THE 1995 STOCK INCENTIVE PLAN

INTRODUCTION

      On December 18, 1995, the Board of Directors of the Company adopted the 1995 Stock Incentive Plan (the "1995 Plan"), which is being submitted to the Company's shareholders for their approval. The 1995 Plan is intended to replace the 1988 Plan which was approved by the shareholders of the Company on March 29, 1988, as well as the 1990 Plan and the 1992 Plan. The 1995 Plan is not intended to replace the Director Plan.

      Although the 1988 Plan, the 1990 Plan and the 1992 Plan will continue to exist until the stated termination date of such plans, no further grants may be made under such plans, and any shares of the Company's Common Stock available for issuance under such plans that either are not issued or are issued but subsequently are forfeited, will become shares available for issuance under the 1995 Plan. Of the 850,000 shares of Common Stock reserved for issuance pursuant to the 1988 Plan, 256,539 shares remained available for grants under the 1988 Plan as of January 19, 1996. At the time that the obligations of the 1990 Plan and the 1992 Plan were assumed, the Company determined that it would not make further grants under such plans, and, therefore, no shares are currently reserved for issuance under the 1990 Plan or the 1992 Plan. Accordingly, no shares will be contributed to the 1995 Plan from the 1990 Plan or the 1992 Plan except for shares subject to grants under those plans which are subsequently forfeited.

      The purpose of the 1995 Plan is to advance the interests of the Company and its shareholders by enabling the Company and its subsidiaries to attract and retain persons of ability to perform services for the Company and its subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives. The Board of Directors has reserved a maximum of 410,000 shares of Common Stock for issuance under the 1995 Plan in addition to those shares contributed to the 1995 Plan from the 1988 Plan, the 1990 Plan and the 1992 Plan.

      The major features of the 1995 Plan are summarized below, which summary is qualified in its entirety by reference to the actual text of the 1995 Plan, a copy of which may be obtained from the Company.

SUMMARY OF THE 1995 STOCK INCENTIVE PLAN

      GENERAL.  The 1995 Plan provides for awards to eligible recipients of:
(i) options to purchase Common Stock that qualify as "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Options"); (ii) options to purchase Common Stock that do not qualify as Incentive Options ("Non-Statutory Options"); (iii) restricted stock awards ("Restricted Stock Awards"); (iv) performance units ("Performance Units"); and (v) stock bonuses ("Stock Bonuses"). Incentive Options and Non-Statutory Options are referred to as "Options," and Options, Restricted Stock Awards, Performance Units and Stock Bonuses are collectively referred to as "Incentive Awards."

      The 1995 Plan is administered by a committee of the Board of Directors (the "Committee") consisting of not less than two members of the Board who are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee selects the participants to be granted Incentive Awards under the 1995 Plan

(the "Participants"), determines the nature and extent of the Incentive Awards granted to the Participants, the time or times when Incentive Awards will be granted, the duration of each Incentive Award and the discretionary terms and conditions of each grant not otherwise fixed under the 1995 Plan. In addition, the Committee will have the authority under the 1995 Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both. The Company intends that the 1995 Plan will be administered by the Compensation Committee of the Board of Directors.

      Eligible recipients of Incentive Awards under the 1995 Plan include all full-time or part-time employees of the Company or any subsidiary and any non-employee directors, consultants and independent contractors of the Company or any subsidiary. As of January 19, 1996, approximately 137 persons were eligible to participate in the 1995 Plan. The Company intends that Incentive Awards be granted under the 1995 Plan to those eligible persons who are performing vital services in the management, operations and development of the Company or a subsidiary and significantly contribute to the achievement of long-term, corporate economic objectives.

      The 1995 Plan will terminate on December 18, 2005, unless sooner terminated by action of the Board of Directors. No Award will be granted after termination of the 1995 Plan. Currently, a maximum of 410,000 shares of Common Stock are reserved for issuance under the 1995 Plan, not including those shares contributed to the 1995 Plan from the 1988 Plan, the 1990 Plan and the 1992 Plan. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the 1995 Plan and under outstanding Incentive Awards and to the exercise price of outstanding Options. The Board of Directors may amend the 1995 Plan in any respect without stockholder approval, unless stockholder approval is then required by federal securities or tax laws or the rules of any stock exchange or Nasdaq. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the 1995 Plan, no right or interest of any Participant in an Incentive Award prior to the exercise or vesting of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, provided that a Participant may designate a beneficiary to receive an Incentive Award upon such Participant's death.

      OPTIONS. The exercise price for Non-Statutory Options may be not less than 85% of the fair market value of the Common Stock on the date the Non-Statutory Options are granted. Incentive Options may not be granted with an exercise price that is less than 100% of the fair market value of the Common Stock on the date the Incentive Options are granted, except that Incentive Options granted to persons owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary may not be granted with an exercise price that is less than 110% of the fair market value on the date of grant. In determining the fair market value of the Company's Common Stock, the Committee will use the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market as of the date of grant, or, if no shares were traded on such day, as of the next preceding day on which there was such a trade.

      Payment of an option exercise price will be made entirely in cash; provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a broker exercise notice, a promissory note or previously acquired shares of Common Stock having an aggregate fair market value on the date of exercise equal to the payment required, or by a combination of such methods.

The Committee may also, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation by tender of a broker exercise notice, a promissory note or previously acquired shares, or by a combination of such methods.

      Options may not be transferred other than by will or the laws of descent and distribution or to a beneficiary designated by the Participant as provided in the 1995 Plan, and during the lifetime of a Participant may be exercised only by the Participant. Options will become exercisable at such times and in such installments as determined by the Committee and may be exercised in whole or in part from time to time thereafter, subject to the terms and conditions set forth in the 1995 Plan; provided, however, that no Option may be exercisable after 10 years from its date of grant. To the extent that any Incentive Option granted under the 1995 Plan ceases for any reason to qualify as an "incentive stock option" for purposes of the federal tax laws, such option will continue to be outstanding for purposes of the 1995 Plan as a Non-Statutory Option.

      RESTRICTED STOCK AWARDS. Restricted Stock Awards are grants to Participants of shares of Common Stock that are subject to restrictions on transferability and subject to the possibility of forfeiture under terms and conditions set by the Committee. The Committee may impose such restrictions or conditions, not inconsistent with the 1995 Plan, as the Committee may deem appropriate, including, without limitation, that the Participant remain continuously employed by the Company for a period of time or that the Participant or the Company satisfy certain performance goals or criteria. Unless provided otherwise by the Committee in the exercise of its sole discretion, Participants holding Restricted Stock Awards will have voting and liquidation rights with respect to the number of shares of Common Stock underlying the Restricted Stock Awards as if the Participant were the holder of such number of shares of Common Stock, but any dividends and distributions with respect to such shares of unvested Common Stock will be subject to the same restrictions as the shares.

      PERFORMANCE UNITS. Performance Units are rights to receive a payment from the Company in the form of stock, cash or a combination of both, upon the achievement of established performance criteria. Such criteria may include achievement by the Participant, the Company or a specified business unit or subsidiary of predetermined performance goals approved by the Compensation Committee at the time the Performance Units are awarded.

      STOCK BONUSES. Stock Bonuses are awards of Common Stock granted to Participants, subject to such terms and conditions as may be determined by the Committee. Participants receiving Stock Bonuses will have all voting, dividend, liquidation and other rights with respect to, and upon becoming the record holder of, the shares of Common Stock issued as the Stock Bonus, but the Committee may place such restrictions on the transfer or assignability of shares received as a Stock Bonus as it may deem appropriate.

      EFFECT OF TERMINATION OF EMPLOYMENT. If a Participant's employment or other service with the Company and all subsidiaries is terminated by reason of death, disability or retirement, all Options held by the Participant will immediately become fully exercisable and remain exercisable for one year (three months in the case of retirement) after such termination and all Restricted Stock Awards held by the Participant will become fully vested. All Performance Units and Stock Bonuses then held by a Participant will vest and/or continue to vest as provided in the applicable award agreement following termination of the Participant's employment due to death, disability or retirement.

      If a Participant's employment is terminated for a reason other than death, disability or retirement, all rights of the Participant under the 1995 Plan and any agreements evidencing an Incentive Award will immediately terminate without notice of any kind, and no Options held by the Participant will thereafter be exercisable, all Restricted Stock Awards held by the Participant that have not vested will be terminated and forfeited and all Performance Units and Stock Bonuses will vest and/or continue to vest in the manner provided in the applicable award agreement; provided, however, that in the event the termination is for a reason other than "cause" (as defined in the 1995 Plan), all Options then held by the Participant will become exercisable and remain exercisable for a period of three months after the termination.

      CHANGE IN CONTROL OF THE COMPANY. Unless otherwise provided in an agreement evidencing an Incentive Award, in the event of a "Change in Control" of the Company (as defined below), all outstanding Options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, all Restricted Stock Awards will become immediately and fully vested and all Performance Units and Stock Bonuses will vest and/or continue to vest according to the terms of the agreements evidencing such awards. In addition, in the event of such a Change in Control, the Committee, in its sole discretion, may provide that some or all Participants holding outstanding Options will receive for each share of Common Stock subject to such Options cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of a Change in Control over the exercise price per share of such Options.

      For purposes of the 1995 Plan, a "Change in Control" of the Company will be deemed to have occurred, among other things, upon (i) the sale or other disposition of substantially all of the assets of the Company, (ii) the approval by the Company's shareholders of a plan or proposal for the liquidation or dissolution of the Company, (iii) a merger or consolidation to which the Company is a party if the Company's shareholders immediately prior to the merger or consolidation beneficially own, immediately after the merger or consolidation, securities of the surviving corporation representing (a) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities having the right to vote at elections of directors, unless the transaction was approved in advance by the Incumbent Directors (defined as the directors in office as of the effective date of the 1995 Plan or any persons who subsequently become directors and whose election or nomination was approved by at least a majority of Incumbent Directors), or (b) 50% or less of the combined voting power of the surviving corporation's then outstanding securities (regardless of any approval by the Incumbent Directors), (iv) any person becoming, after the effective date of the 1995 Plan, the beneficial owner of (a) 20% or more, but not 50% or more, of the combined voting power of the Company's Common Stock, unless the transaction resulting in such ownership was approved in advance by the Incumbent Directors, or (b) 50% or more of the combined voting power of the Company's Common Stock (regardless of any approval by the Incumbent Directors); (v) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or (vi) any other change in control of the Company of a nature that would be required to be reported pursuant to
Section 13 or 15(d) of the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES

      The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include foreign, state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to directors, officers or greater than 10% stockholders of the Company or to any individual Participant who receives an Incentive Award.

      INCENTIVE OPTIONS. There will not be any federal income tax consequences to either the Participant or the Company as a result of the grant to an employee of an Incentive Option under the Stock Incentive Plan. The exercise by a Participant of an Incentive Option also will not result in any federal income tax consequences to the Company or the Participant, except that
(i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Option, determined at the time of exercise, over the amount paid for the shares by the Participant will be includable in the Participant's alternative minimum taxable income for purposes of the alternative minimum tax, and (ii) the Participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an Option exercise price.

      If the Participant disposes of the Incentive Option shares acquired upon exercise of the Incentive Option, the federal income tax consequences will depend upon how long the Participant has held the shares. If the Participant does not dispose of the shares within two years after the Incentive Option was granted, nor within one year after the Participant exercised the Incentive Option and the shares were transferred to the Participant, then the Participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the Participant realized on disposition of the shares, and (ii) the option price at which the Participant acquired the shares. The Company is not entitled to any compensation expense deduction under these circumstances.

      If the Participant does not satisfy both of the above holding period requirements (a "disqualifying disposition"), then the Participant will be required to report as ordinary income, in the year the Participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Option, or (ii) the amount realized on the disposition of the shares, exceeds the option price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the Participant. This compensation income may be subject to withholding. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

      NON-STATUTORY OPTIONS. Neither the Participant nor the Company incurs any federal income tax consequences as a result of the grant of a Non-Statutory Option. Upon exercise of a Non-Statutory Option, a Participant will recognize ordinary income, subject to withholding, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the consideration paid for the shares. The Participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an Option exercise price.

      At the time of a subsequent sale or disposition of any shares of Common Stock obtained upon exercise of a Non-Statutory Option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the sale or disposition occurs more than one year after the date of exercise and short-term capital gain or loss if the sale or disposition occurs one year or less after the date of exercise.

     In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Statutory Option for any amounts includable in the taxable income of the Participant as ordinary income, provided the Company complies with any applicable withholding requirements.

      RESTRICTED STOCK AWARDS. With respect to shares issued pursuant to a Restricted Stock Award that are not subject to a substantial risk of forfeiture, a Participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt. With respect to shares that are subject to a substantial risk of forfeiture, a Participant may file an election under Section 83(b) of the Code within 30 days after the shares are received to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). The Company will receive a corresponding tax deduction, provided that proper withholding is made. If a Section 83(b) election is made, the Participant will not recognize any additional income when the restrictions on the shares issued in connection with the stock award lapse. At the time any such shares are sold or disposed of, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date of receipt of the Restricted Stock Award.

      A Participant who does not make a Section 83(b) election within 30 days of the receipt of a Restricted Stock Award that is subject to a substantial risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares.
The Company will receive a corresponding tax deduction, provided that proper withholding is made. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with a Restricted Stock Award as to which the restrictions have lapsed, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the restrictions lapse.

      PERFORMANCE UNITS. A Participant who receives a Performance Unit will not recognize any taxable income at the time of the grant. Upon settlement of the Performance Unit, the Participant will realize ordinary income in an amount equal to the cash and the fair market value of any shares of Common Stock received by the Participant. Provided that proper withholding is made, the Company would be entitled to a compensation expense deduction for any amounts includable by the Participants as ordinary income.

      STOCK BONUSES.  With respect to shares issued pursuant to a Stock
Bonus, a Participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received as of the date of receipt. The Company will receive a corresponding tax deduction, provided that proper withholding is made. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with a Stock Bonus, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the shares were received.

      EXCISE TAX ON PARACHUTE PAYMENTS. The Code also imposes a 20% excise tax on the recipient of "excess parachute payments," as defined in the Code and denies tax deductibility to the Company on excess parachute payments.
Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, stockholders, or highly compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of Options, or the vesting of Restricted Stock Awards, upon a change in control of the Company may constitute parachute payments, and in certain cases, "excess parachute payments."

      SECTION 162(m). Under Section 162(m) of the Code, the deductibility of certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies is limited to $1,000,000. Compensation for this purpose generally includes any items of compensation expense described above in connection with Incentive Awards under the 1995 Plan. However, certain types of compensation are excepted from this limit, including compensation that qualifies as "performance-based compensation." Under Section 162(m), any compensation expense resulting from the exercise of Options under the 1995 Plan with exercise prices equal to (or greater than) the fair market value of the Common Stock on the date of grant should qualify as "performance-based compensation" excepted from the limit of
Section 162(m). However, compensation expense in connection with any other Incentive Awards under the 1995 Plan will be subject to this limit.

INCENTIVE AWARDS UNDER THE 1995 PLAN

      As of the date of this Proxy Statement, the Compensation Committee has not approved any Incentive Awards under the 1995 Plan. Neither the number or types of future Incentive Awards to be received by or allocated to particular Participants or groups of Participants is presently determinable nor can the Company determine the number or types of Incentive Awards that would have been received by or allocated to particular Participants or groups of Participants for the most recent completed fiscal year if the 1995 Plan had been in effect during such period.

BOARD OF DIRECTORS RECOMMENDATION

      The Board of Directors recommends that the shareholders vote FOR approval and ratification of the 1995 Plan. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the 1995 Plan.


            PROPOSAL TO ADOPT THE EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

      On December 18, 1995, the Board of Directors of the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides for the purchase of Common Stock by eligible employees of the Company and its subsidiaries through payroll deductions. Under the Purchase Plan, the Company conducts a series of continuous offerings (each, an "Offering") of its Common Stock, each continuing for six months (the "Offering Period") and each beginning on May 1, and November 1 of each year, as the case may be (the "Offering Date"), and ending on October 31 and April 30 of each year (the "Termination Date"), respectively. The first Offering under the Plan will have an Offering Date of May 1, 1996 and a Termination Date of October 31, 1996. On each Offering Date, each eligible participating employee (the "Participant") in the Purchase Plan will be granted, by operation of the Purchase Plan, an option (an "Option") to purchase as many full shares of Common Stock as can be purchased with payroll deductions authorized by the Participant and credited to the Participant's account during that Offering.

      The purpose of the Purchase Plan is to advance the interests of the Company and its shareholders by providing employees of the Company and its subsidiaries with an opportunity to acquire an ownership interest in the Company through the purchase of shares of Common Stock of the Company on favorable terms through payroll deductions.

      The major features of the Purchase Plan are summarized below, which summary is qualified in its entirety by reference to the actual text of the Purchase Plan, a copy of which may be obtained from the Company.

SUMMARY OF THE PURCHASE PLAN

      GENERAL. Following May 1, 1996, any employee of the Company or any subsidiary, including any officer, whose customary employment is for more than 20 hours per week and who has been employed continuously by the Company or a subsidiary since such date or for at least one year prior to the Offering Date of the relevant Offering, whichever period is shorter, will be eligible to participate in that Offering. The maximum number of shares reserved for sale under the Purchase Plan is 300,000 shares of Common Stock.

      The number and type of shares of Common Stock subject to outstanding Options and the exercise price of outstanding Options will be appropriately adjusted in the event such Options are exercised after any Common Stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of Common Stock or the like. If the total number of shares that would otherwise be subject to Options granted on an Offering Date exceeds the number of shares then available under the Purchase Plan (after deduction of all shares for which Options have been exercised or are then outstanding), the Company will make a pro rata allocation of the shares remaining available for Option grants in as uniform and equitable a manner as is practicable. If this occurs, the Company will give written notice of such reduction of the number of shares subject to the Option to each affected Participant and will return any excess funds accumulated in each Participant's account as soon as practicable after the Termination Date of such Offering.

      The Purchase Plan will be administered by a committee of the Board of Directors (the "Committee") consisting of not less than two members of the Board who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. The Committee will have the authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Purchase Plan. The Company intends that the Purchase Plan will be administered by the Compensation Committee of the Board of Directors.

     PARTICIPATION. An eligible employee may become a Participant in the Purchase Plan by completing a subscription agreement authorizing payroll deductions on the form provided by the Company and filing it with the Company's payroll office not less than 15 days before the Offering Date of the first Offering in which the Participant wishes to participate. Payroll deductions for a Participant will begin with the first payroll following the applicable Offering Date and will continue until the termination date of the Purchase Plan, subject to termination by the Participant at any time. An otherwise eligible employee will not be granted an Option under the Purchase Plan if: (i) immediately after the grant, the Participant would own shares of Common Stock and/or hold outstanding options to purchase shares of Common Stock possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any subsidiary; or (ii) the rate at which the employee has elected to have payroll deductions withheld under such Option would permit the employee to purchase shares of Common Stock to accrue at a rate exceeding $25,000 of the fair market value of such shares (determined as of the Offering Date) for each calendar year in which such Option is outstanding at any time. As of January 19, 1996, approximately 121 persons were eligible to participate in the Purchase Plan.

     PAYROLL DEDUCTIONS. By completing and filing a participation form, a Participant elects to have payroll deductions made on each payday during the Offering Period at a rate equal to a whole percentage from 1% to 10% (but in no event less than $10.00) of the compensation that he or she would have received on the payday. No increases or decreases in the amount of payroll deductions for a Participant may be made during an Offering. A Participant may increase or decrease the rate of the Participant's payroll deductions under the Purchase Plan for subsequent Offerings by completing an amended participation form at least 15 days prior to the Offering Date for which the increase or decrease is to become effective. A Participant may discontinue participation in the Purchase Plan at any time as described below under the heading "Withdrawal and Termination of Employment."

      The funds accumulated through a Participant's payroll deductions under the Purchase Plan are held by the Company in an account established under the Purchase Plan for the Participant. These funds are held by the Company as part of its general assets, usable for any corporate purpose, and the Company is not obligated to keep these funds separate from its other corporate funds. Participants will not receive any interest from the Company for the funds accumulated from their payroll deductions under the Purchase Plan and may not make any separate cash payment or contribution to such account.

     PURCHASE OF SHARES. On each Offering Date, each Participant is granted, by operation of the Purchase Plan, an Option to purchase the number of full shares of the Company's Common Stock that he or she will be able to purchase with the payroll deductions credited to the Participant's account during the Offering Period and the cash balance (if any) carried forward from the Participant's account from the preceding Offering Period. Unless a Participant withdraws from the Purchase Plan, the Participant's Option for the purchase of shares will be exercised automatically on the Termination Date for the purchase of the number of full shares of Common Stock that the accumulated payroll deductions in the Participant's account on the Termination Date will purchase at the applicable price, determined in the manner described below. Any cash remaining in a Participant's account under the Purchase Plan after a purchase by the Participant of shares at the termination of each Offering that is insufficient to purchase a full share of Common Stock will be carried forward into the Participant's payroll deduction account for the following Offering, or, at the discretion of the Committee, such amounts may be treated as if invested in a fractional share of Common Stock as of the Termination Date. Notwithstanding the foregoing, in no event may the number of shares purchased by any Participant during an Offering exceed 250 shares of Common Stock. To the extent that cash remains in a Participant's account after the purchase of the maximum number of shares during an Offering, such cash will be carried forward into the Participant's payroll deduction account for the following Offering.

      The per share purchase price of the shares offered in a given Offering will be the lower of 85% of the fair market value of a share of the Common Stock of the Company on the Offering Date or the Termination Date. Fair market value of the Common Stock is determined by the average of the high and low sales prices of the Common Stock, as reported by the Nasdaq National Market on the applicable date or, if no shares were traded on such day, as of the next preceding day on which there was such a trade.

      The Company will deliver to each Participant, as soon as practicable after the Termination Date, a certificate representing the shares of Common Stock purchased upon exercise of the Option granted for such Offering except that, at the discretion of the Committee, an account may be established with a third party, pursuant to which each Participant will be credited with the number of shares purchased upon the exercise of the Option granted for such Offering. No Participant will have any interest in any Common Stock subject to an Option until the Option has been exercised, at which point the interest will be strictly that of a purchaser of the shares of Common Stock purchased upon such exercise, pending delivery of such shares pursuant to the Purchase Plan.

      NON-TRANSFERABILITY OF OPTIONS. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an Option or to receive shares of Common Stock under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or by designation of a beneficiary as provided in the Purchase Plan). Any such attempt at assignment, transfer, pledge or other disposition will have no effect, except that the Company may treat such act as an election to withdraw funds, in which case the provisions described below under the heading "Withdrawal and Termination of Employment" will apply.

   WITHDRAWAL AND TERMINATION OF EMPLOYMENT. A Participant may terminate participation in the Purchase Plan and withdraw all, but not less than all, of the payroll deductions credited to the Participant's account under the Purchase Plan at any time prior to the Termination Date of an Offering for such Offering by giving written notice to the Company. The notice must state the Participant's desire to terminate involvement in the Purchase Plan, specify a termination date and request the withdrawal of all of the Participant's payroll deductions held under the Purchase Plan. All of the Participant's payroll deductions credited to the Participant's account will be paid to such Participant as soon as practicable after the effective date specified in the notice (or, if no date is specified, as soon as practicable after receipt of the notice of withdrawal), and the Option for such Offering will automatically be canceled and no further payroll deductions for the purchase of shares will be made for such Offering or for any subsequent Offering unless a new participation form is filed. A Participant's withdrawal from an Offering will not have any effect upon the Participant's eligibility to participate in a succeeding Offering or in any similar plan which the Company may adopt, except that a Participant who is subject to the reporting requirements under Section 16 of the Exchange Act may not participate in the Purchase Plan for at least six months after the effective date of such termination and withdrawal unless otherwise permitted by the Committee in its sole discretion.

      Upon termination of the Participant's employment for any reason, including retirement or death, the payroll deductions credited to such Participant's account will be returned to such Participant or, in the case of the Participant's death, to the person or persons entitled to such funds in accordance with the provisions described above under the section
"Non-Transferability of Options," and the Participant's Option will be automatically canceled. A transfer of employment between the Company and a subsidiary or between subsidiaries and absences or leaves approved by the Company are not considered terminations under the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

      The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations. This description is not intended to address specific tax consequences applicable to an individual participant who receives an Option and does not address special rules that may be applicable to directors, officers and greater-than-10% shareholders of the Company.

      The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. If the Purchase Plan so qualifies, the amount withheld from a Participant's compensation under the Purchase Plan will constitute ordinary income for federal income tax purposes in the year in which such amounts would otherwise have been paid to the Participant. However, a Participant will generally not recognize any income for federal income tax purposes either on the grant of an Option or upon the issuance of any shares of Common Stock under the Purchase Plan.

      The federal income tax consequences incurred upon disposition of shares of Common Stock acquired under the Purchase Plan depend upon how long a Participant holds the shares. If a Participant disposes of shares acquired under the Purchase Plan (other than a transfer by reason of death) within a period of two years from the Offering Date of the Offering in which the shares were acquired, an amount equal to the difference between the purchase price and the fair market value of the shares on the last day of the Offering Period will be treated as ordinary income for federal income tax purposes in the taxable year in which the disposition takes place. Such amount may be subject to wage withholding. The difference between the amount realized upon such disposition of the shares and their fair market value on the last day of the Offering Period will constitute long-term capital gain or loss if the disposition occurs more than one year after the last day of the Offering Period and short-term capital gain or loss if the disposition occurs one year or less after the last day of the Offering Period.

      If a Participant disposes of any shares acquired under the Purchase Plan more than two years after the Offering Date of the Offering in which such shares were acquired (or if no disposition has occurred by the time of Participant's death) an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition (or death) over the purchase price, or
(b) the excess of the fair market value of the shares on the Offering Date of the Offering in which the shares were acquired over the purchase price will be recognized as ordinary income and may be subject to wage withholding. With respect to a disposition of such shares, any remaining gain on such disposition will be taxed as long-term capital gain. With respect to a transfer of such shares upon death, any remaining gain or loss will not be recognized. However, a subsequent sale or exchange of such shares by a Participant's estate or the person receiving such shares by reason of the Participant's death may result in capital gain or loss.

      No income tax deduction ordinarily is allowed to the Company with respect to the grant of any Option, the issuance of any shares of Common Stock under the Purchase Plan or the disposition of any shares acquired under the Purchase Plan and held for two years. However, if a Participant disposes of shares purchased under the Purchase Plan within two years after the Offering Date of the Offering in which the shares were acquired, the Company will receive an income tax deduction in the year of such disposition in an amount equal to the amount constituting ordinary income to the Participant, provided that the Company complies with the applicable wage withholding requirements.

BOARD OF DIRECTORS RECOMMENDATION

      The Board of Directors recommends that the shareholders vote FOR approval and ratification of the Employee Stock Purchase Plan. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the Employee Stock Purchase Plan.

                            SECTION 16 REPORTING

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during, or, with respect to, the period ended October 31, 1995, Dr. Vincent Argiro failed to file on a timely basis a report on Form 4 required by Section 16 of the Exchange Act, relating to a single transaction.

                            INDEPENDENT AUDITORS

      The Board of Directors, upon recommendation of the Audit Committee, has approved the engagement of Coopers & Lybrand L.L.P. as independent certified public accountants to audit the Company's financial statements for the year ending October 31, 1996. The Company does not intend to request that the shareholders approve the selection of the independent public accountants for the fiscal year ended October 31, 1996. The Company has requested and expects a representative of Coopers & Lybrand L.L.P. to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

                    PROPOSALS FOR THE NEXT ANNUAL MEETING

      Shareholder proposals intended to be presented in the proxy materials relating to the next Annual Meeting of Shareholders must be received by the Company on or before October 14, 1996.

                               OTHER BUSINESS

      The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

                                ANNUAL REPORT

      THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED OCTOBER 31, 1995 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF JANUARY 19, 1996, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: BIO-VASCULAR, INC., 2575 UNIVERSITY AVENUE, ST. PAUL, MINNESOTA, 55114-1024; ATTN: SHAREHOLDER INFORMATION.


                              BY ORDER OF THE BOARD OF DIRECTORS



                              John T. Karcanes
                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


February 12, 1996
St. Paul, Minnesota

                               BIO-VASCULAR, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints JOHN T. KARCANES and M. KAREN GILLES, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Bio-Vascular, Inc. held of record by the undersigned on January 19, 1996, at the Annual Meeting of Shareholders to be held on March 14, 1996, or any adjournment, thereof.


1.   PROPOSAL TO SET THE NUMBER OF DIRECTORS AT FIVE.

     /   / FOR                /   / AGAINST            /   /  ABSTAIN


2.   ELECTION OF DIRECTORS
     /   /     FOR all nominees listed below      /   /     AGAINST all nominees
               (except as marked to the                     listed below
               contrary below)

     (INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME)

          JOHN T. KARCANES              EDWARD E. STRICKLAND
          JAMES F. LYONS                LAWRENCE PERLMAN
          RICHARD W. PERKINS


3.   PROPOSAL TO ADOPT THE COMPANY'S 1995 STOCK INCENTIVE PLAN.

     /   / FOR                /   / AGAINST            /   /  ABSTAIN

4.   PROPOSAL TO ADOPT THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

     /   / FOR                /   / AGAINST            /   /  ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 3 AND 4 AND FOR ALL NOMINEES NAMED IN PROPOSAL 2 ABOVE. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                   Dated:_________________________________, 1996


                                   _____________________________________________
                                                  Signature

                                   _____________________________________________
                                          Signature if held jointly

                                   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                   CARD PROMPTLY USING THE ENCLOSED ENVELOPE